The Chefs’ Warehouse, Inc. Announces Change to Board of Directors

Ridgefield, CT, April 20, 2018 – The Chefs’ Warehouse, Inc. (NASDAQ: CHEF), a premier distributor of specialty food products in the United States, today announced that John DeBenedetti has resigned from its Board of Directors, effective immediately, to pursue other endeavors.

The vacant Board seat will not be replaced.  In the Cooperation Agreement reached with Legion Partners earlier this year, the Company agreed to reduce the size of the Board by one director in both 2018 and 2019 so that, immediately following the 2019 annual meeting of stockholders, the Board will be fixed at 10 directors.

Mr. DeBenedetti served as a director of the Company since May 2016.

About The Chefs’ Warehouse
The Chefs’ Warehouse, Inc. (http://www.chefswarehouse.com) is a premier distributor of specialty food products in the United States and Canada focused on serving the specific needs of chefs who own and/or operate some of the nation’s leading menu-driven independent restaurants, fine dining establishments, country clubs, hotels, caterers, culinary schools, bakeries, patisseries, chocolatiers, cruise lines, casinos and specialty food stores. The Chefs’ Warehouse, Inc. carries and distributes more than 43,000 products to more than 28,000 customer locations throughout the United States and Canada.

Contact:
Investor Relations:
Jim Leddy, CFO, (718) 684-8415